Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2002 relating to the consolidated financial statements and financial statement schedule of ICN Pharmaceuticals, Inc., which appears in ICN Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Orange County, California
April 3, 2002